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                                                                    EXHIBIT 21.1


                                  Subsidiaries


1.   LHS Holding Germany GmbH

2.   LHS Verwaltungs GmbH

3. LHS Verwaltungs GmbH & Co. Specification Softwareprojektberatungs KG (LH Specification)

4. LHS Verwaltungs GmbH & Co. voice data Projektentwicklungs KG (LHS voice data)

5.   LHS Verwaltungs GmbH & Co. DV-Dienstleistungen KG (LHS Service)

6.   LHS Verwaltungs GmbH & Co. Projekt KG zur Durchfuhrung von
     Softwareprojekten (LHS Projects)

7.   LHS Asia/Pacific Sdn Bhd

8.   LHS Communications Systems Inc.

9.   LHS Europe Ltd.

10.  LHS International AG